REVOCABLE PROXY

The undersigned hereby constitutes and appoints Alexis Stewart as the undersigned's true and lawful proxy, attorney-in-fact and agent with respect to all of the securities of Martha Stewart Living Omnimedia, Inc., a Delaware corporation, that are owned by the undersigned from time to time to appear, vote and otherwise act, or to consent in the absence of a meeting, with respect to such securities all in the name, place and stead of the undersigned in the same manner that the undersigned might do and with the same powers. The undersigned hereby ratifies and confirms all that said proxy, attorney-in-fact and agent shall do or cause to be done by virtue hereof.

This Revocable Proxy shall remain in full force and effect until revoked by the undersigned in a writing delivered to the foregoing proxy, attorney-in-fact and agent.

This Revocable Proxy is executed as of the date set forth below.


THE MARTHA STEWART FAMILY LIMITED PARTNERSHIP


By:      /s/ Martha Stewart
        --------------------------------
Name:    Martha Stewart
Title:   General Partner


Dated:   October 6, 2004